Exhibit 23.2

[BDO McCabe Lo Limited Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 (No. 333-00000) and related prospectus of NUR Macroprinters Ltd. for the registration of 90,165,265 ordinary shares and to the incorporation by reference therein of our report dated June 28, 2007 relating to the financial statements of NUR Asia Pacific Limited included in the Annual Report on Form 20-F of NUR Macroprinters Ltd for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ BDO McCabe Lo Limited

BDO McCabe Lo Limited
Certified Public Accountants

June 28, 2007